VIRTUS ETF TRUST II N-14

Exhibit 99.11

Stradley Ronon Stevens & Young, LLP 2005 Market Street Suite 2600 Philadelphia, PA 19103 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

May 6, 2026

Board of Trustees

Virtus ETF Trust II

on behalf of the Virtus Zevenbergen Innovative Growth ETF and

Virtus Zevenbergen Discovery Growth ETF

1301 Avenue of the Americas, 14th Floor

New York, NY 10019

Board of Trustees

Advisor Managed Portfolios

on behalf of the Zevenbergen Growth Fund and

Zevenbergen Genea Fund

615 East Michigan Street

Milwaukee, WI 53202

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to the Virtus ETF Trust II (the “Trust”), a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended. The purpose of the Registration Statement is to register shares to be issued by the Trust, in connection with the acquisition of the assets and assumption of all of the liabilities of the Zevenbergen Growth Fund and Zevenbergen Genea Fund, each a series of Advisor Managed Portfolios, by and in exchange solely for shares of beneficial interest, without par value (the “Shares”), of the Virtus Zevenbergen Innovative Growth ETF and Virtus Zevenbergen Discovery Growth ETF, respectively, each a series of the Trust (the “Transactions”).

We have reviewed the Trust’s Agreement and Declaration of Trust (“Declaration of Trust”) and By-Laws (“By-Laws”), resolutions adopted by the Trust’s Board of Trustees in connection with the Transactions, the form of Agreement and Plan of Reorganization for the Transactions, which was approved by the Trust’s Board of Trustees (the “Plan”), and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act, as amended, governing the issuance of shares of the Trust, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

1.	The Shares of the Trust will be issued in accordance with the Trust’s Declaration of Trust and By-Laws, the Plan and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares and the Transactions.

2.	The Shares will be issued against payment therefor as described in the Combined Proxy Statement and Prospectus and the Statement of Additional Information relating thereto included in the Registration Statement and the Plan, and that such payment will have been at least equal to the net asset value of such Shares.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Plan, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ STRADLEY RONON STEVENS & YOUNG, LLP
STRADLEY RONON STEVENS & YOUNG, LLP